Exhibit 99.1

For Immediate Release

CUMULUS MEDIA APPOINTS MARY G. BERNER CHIEF EXECUTIVE OFFICER

--Lew Dickey Becomes Vice Chairman--

ATLANTA, GA, September 29, 2015 - The board of directors of Cumulus Media Inc. [NASDAQ: CMLS] today announced that Mary G. Berner has been named Chief Executive Officer of the company, effective October 13, 2015. Ms. Berner, a seasoned media business operator, joined the Cumulus board this past May. She will succeed Lew Dickey, the company’s founder and CEO, who has decided to serve as Vice Chairman and continue as a director of the company.

Ms. Berner most recently served as President and Chief Executive Officer of MPA - The Association of Magazine Media (“MPA”), the industry association for magazine media companies. From 2007-2011, she was Chief Executive Officer of Reader’s Digest Association and, before that, Chief Executive Officer of Fairchild Publications. During the course of her highly successful career, she has led some of the world’s best known brands and content platforms, including: Glamour, TV Guide, W, Women’s Wear Daily, Every Day with Rachael Ray and Allrecipes.com.

Jeffrey Marcus, Chairman of the Board of Cumulus Media, Inc. and a Partner at Crestview Partners, which manages funds that beneficially own approximately 27% of Cumulus’ outstanding stock, said, “We are delighted that Mary has agreed to serve as our new CEO. Mary is a proven executive, with over 30 years of experience in media driving results in multi-platform advertising and content driven businesses. Not only has she successfully built and transformed some of the best-known consumer and b2b media brands and companies in the world, she has demonstrated an ability to turn around a company’s performance and build value for shareholders.”

“Under Lew Dickey’s leadership, the Cumulus team has built a formidable national and local footprint, becoming the second largest operator of radio stations in the country, with more than 460 stations across 90 markets, approximately 8,500 broadcast radio affiliates and numerous digital channels serving over 225 million listeners nationwide. However, maximizing the value of these assets requires making them work together effectively and efficiently. At a time when the media landscape continues to undergo seismic transformation, Cumulus needs a broad based media operator who can leverage its outstanding resources - from its core strength in radio to its growing presence in digital, experiential and other emerging platforms - and capitalize on the industry’s strong fundamentals. The board has had the benefit of seeing Mary in action and is fully confident that she is the right leader for Cumulus,” Mr. Marcus added.

Ms. Berner said, “I am honored to have been asked to lead Cumulus Media and am eager to work with the board and the company’s talented teams to implement Lew’s vision of building the next generation multi-platform media company. As the director who led the Operations Review Task Force established by the board, I have insight into the issues that Cumulus faces, but I also know the operational leverage that can be generated by first focusing on execution. Radio is a powerful and unique medium - the number one mass reach medium in the U.S. - and Cumulus possesses all of the elements to be one of the industry’s winners. I look forward to bringing a renewed focus on operating excellence at all levels and in all functions to help Cumulus realize its potential and generate improved financial performance and increased value for shareholders.”

Lew Dickey, President and Chief Executive Officer of Cumulus said, “When I founded Cumulus in 1997, my goal was to create the nationwide platform we have today, with 460 stations in 90 cities, the industry’s most important network, and unique original content, such as NASH. After serving the company day-to-day for almost 19 years, and the last 16 as CEO, now is right time for me to transition from CEO to Vice Chairman. I look forward to working with my fellow board members to support our new CEO.”

Brief Bio about Mary G. Berner
Ms. Berner, 56, is among the most highly accomplished executives in the media industry. Over more than three decades, she has established a track record of successfully leading media companies to drive financial performance and growth. In recognition of her work, Ms. Berner was named one of the Top Women in Media by Folio magazine in 2014.

Prior to becoming Chief Executive of MPA in 2012, Ms. Berner served as Chief Executive Officer of Reader’s Digest Association and a member of the board from 2007 to 2011, where she developed and executed a successful turnaround strategy, oversaw the restructuring of the company’s acquisition-related debt (after which she and her team presided over the doubling of the company’s stock price) and optimized its brands and assets including through the development of new digital revenue streams. Under her direction, the $2 billion global media and direct marketing company launched 83 websites and 31 mobile apps, and built Allrecipes into the world’s largest food website.

From November 1999 until January 2006, she led Fairchild Publications, Inc., first as President and Chief Executive Officer and then as President of Fairchild and as an officer of Condé Nast, when Fairchild became a division of Condé Nast Publications, Inc. Ms. Berner and her team led the company to unprecedented portfolio and financial growth - from 31 magazines and businesses in 1999 to more than 60 in 2006 - by growing profitability on core and “mature” properties, reorganizing underperforming but well-positioned businesses, creating sustainable line extensions of existing brands, and starting new businesses and magazines. In recognition of her outstanding performance, leadership and innovative excellence, Advertising Age named Ms. Berner “Publishing Executive of the Year” in 2004.

About Cumulus Media
Cumulus Media Inc. (NASDAQ: CMLS) combines high-quality local programming with iconic, nationally syndicated media, sports and entertainment brands in order to deliver premium choices for listeners, provide substantial reach for advertisers and create opportunities for shareholders. As the largest pure-play radio broadcaster in the United States, Cumulus provides exclusive content that is fully distributed through approximately 460 owned-and-operated stations in 90 U.S. media markets (including eight of the top 10), approximately 8,500 broadcast radio affiliates and numerous digital channels. Cumulus is also the leading provider of country music and lifestyle content through its NASH brand, which serves country fans nationwide through radio programming, NASH Country Weekly magazine, concerts, licensed products and television/video. For more information, visit www.cumulus.com

Contacts:
Investor Relations:
Cumulus Media Inc.
Collin Jones
Investor Relations
404-260-6600
collin.jones@cumulus.com

Media Contacts:
Jeffrey Taufield/Nathan Riggs/Wendi Kopsick
Kekst and Company
212-521-4800
jeffrey-taufield@kekst.com; nathan-riggs@kekst.com; wendi-kopsick@kekst.com